Exhibit 99.1
From: Ken Denman
Sent: Wednesday, September 27, 2006 9:09 AM
To: Mike McConnell
Cc: Gene Krieger; Stanley Gold
Subject: RE: Thank You
Dear Mike and Gene,
I am in Philadelphia and New Jersey today working with prospects but wanted to follow-up with you. In my letter to you on September 12, I wrote, “...the independent Directors will continue to evaluate our mix of people to ensure that we have the best possible skills and capabilities on our Board and in management to drive iPass through its next stages of development and value creation         ... The iPass Board continues to welcome any additional concerns or new ideas that you or any other shareholder may wish to bring to our attention.” If, for example, you feel you have ideas on candidates who can add to the “skills and capabilities on our Board” and help “drive iPass through its next stages of development and value creation,” we would welcome your ideas and invite you to send them to our Corporate Governance and Nominating Committee using the process that we described in our proxy statement, which I’ve attached for your convenience.
Please let me once again assure you that the iPass Board of Directors is committed to creating value for shareholders. The Board is aware of Shamrock’s concerns and recommendations, and continues to consider them, as it considers input from all shareholders. We invite you to continue to track our progress as we focus our attention on the efforts to replace our dial revenues, grow our profits and deliver superior returns for our shareholders.
Thanks,
Ken Denman
Chairman and CEO
cc: John D. Beletic, A. Gary Ames, Arthur C. Paterson, Olof Pripp, Allan
R. Spies, Peter Bodine, Bruce Posey
     Excerpt from iPass’ 2006 Proxy at pages 7and 8.
     The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.